Exhibit 99.1

Contact:	Investors — Will Lyons, (617) 532.8104, ir@enernoc.com

Media — Sarah McAuley, (617) 532.8195, news@enernoc.com
EnerNOC Reports Third Quarter 2011 Financial Results
Execution in New and Existing Markets Driving Continued Strong Growth
BOSTON, MA, November 7, 2011 — EnerNOC, Inc. (NASDAQ: ENOC), a leading provider of clean and intelligent energy management applications and services, today announced financial results for the third quarter ended September 30, 2011.
“We had a very strong summer, responding to more than 225 demand response dispatches,” said Tim Healy, EnerNOC’s Chairman and Chief Executive Officer. “During the third quarter, we broadened our product portfolio and geographic footprint, which now includes 230 megawatts of instantaneous demand response in Alberta, Canada and New Zealand. We also established our leadership in Australia through one of our largest acquisitions to date. These results are strong indicators that demand response is becoming an integral resource in electricity markets throughout the world and that we are at the forefront of this important activity.”
Healy continued, “The broader energy management opportunity also continues to grow, with our platform now collecting several gigabytes of energy data every day. Increasingly more of that data is related to our energy efficiency applications, an area of continued momentum and excitement for the Company.”
Revenues for the third quarter of 2011 were $169.2 million, compared to $162.8 million for the same period in 2010. Gross profit for the third quarter of 2011 was $84.8 million, or 50.1% of revenues, compared to $77.7 million, or 47.7% of revenues, for the same period in 2010.
GAAP net income for the third quarter of 2011 was $46.9 million, or $1.77 per diluted share, compared to GAAP net income for the third quarter of 2010 of $43.9 million, or $1.67 per diluted share. Non-GAAP net income* for the third quarter of 2011 was $52.1 million, or $1.96 per diluted share, compared to non-GAAP net income for the third quarter of 2010 of $47.6 million, or $1.81 per diluted share.
Adjusted EBITDA* for the third quarter of 2011 was $60.7 million, compared to $55.9 million in the third quarter of 2010.
Cash flow from operating activities for the third quarter of 2011 was $8.7 million, compared to $17.7 million in the third quarter of 2010. The Company generated $5.7 million of free cash flow* for the quarter ended September 30, 2011, compared to $14.4 million for the quarter ended September 30, 2010. The primary driver of the year-over-year variance is timing differences between revenue recognition and cash receipt in several demand response markets. The Company still expects to generate between $10 million and $20 million of free cash flow for the year ending December 31, 2011.
As of September 30, 2011, the Company had cash and cash equivalents totaling $77.4 million, a decrease of $76.0 million from cash and cash equivalents as of December 31, 2010. During the nine months ended September 30, 2011, the Company utilized $69.0 million of net cash related to acquisitions.
(*Please refer to the section below titled “Use of Non-GAAP Financial Measures” for non-GAAP definitions and the financial schedules attached to this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.)
Third Quarter 2011 Highlights
•	Increased demand response megawatts under management to approximately 7,000 as of September 30, 2011.

•	Increased the number of commercial, institutional, and industrial DemandSMART customers to approximately 4,750 customers and sites to approximately 11,150 as of September 30, 2011.

•	Dispatched demand response resources in its network more than 225 times during the quarter, and over 300 times year-to-date. This performance included the Company’s largest-ever dispatch in North America on July 22, 2011, during which it delivered approximately 1,230 megawatts of demand response capacity, helping to mitigate the risk of blackouts and brownouts and reduce the cost of energy for all electricity users in the affected regions.

•	Completed the acquisition of Energy Response Holdings Pty Ltd, the leading demand response provider in Australia and New Zealand, thereby increasing the Company’s 2012-13 obligation in Western Australia’s wholesale electricity market to 240 megawatts.

•	Agreed to deliver a 150-megawatt automated demand response (Auto DR) network to the Alberta Electric System Operator over a three-year term.

•	Received regulatory approval for the Company’s 300-megawatt contract with PPL Electric Utilities related to Pennsylvania Act 129.

•	Nearly doubled year-over-year its contracted revenues in EfficiencySMART, the Company’s energy efficiency product line, to approximately $50 million.

•	Increased the amount of energy efficiency data being collected by the Company’s energy management platform as a percentage of all data collected from approximately 5% in mid-2010 to over 60%.

•	Selected by Baltimore Regional Cooperative Purchasing Committee (BRCPC) to serve as BRCPC’s energy consultant for a period of up to 10 years, during which time the Company may provide demand response services, supply consulting services, utility bill management, and EfficiencySMART Insight within the 23 separate BRCPC jurisdictions.
Recent Developments
The Federal Energy Regulatory Commission (FERC) issued an order on November 4, 2011 to clarify rules related to the measurement and verification of demand response resources in the PJM Interconnection (PJM) capacity market. The order preserves PJM’s original market rules for the full compliance period of the 2011-12 delivery year, while accepting PJM’s proposal going forward, subject to conditions, including requiring PJM to submit a compliance filing with the FERC by January 3, 2012 that (i) includes the development of an interim mechanism to protect demand response suppliers’ reasonable reliance expectations regarding capacity compliance measurement and verification for the 2012-13 delivery year through the 2014-15 delivery year and (ii) explains how PJM will preserve the benefits of aggregation. In addition, FERC encouraged further examination of the limitations of peak load contribution (PLC) as a baseline methodology in order to develop a more dynamic baseline methodology in the future.
Financial Outlook
The Company currently expects to deliver the following financial results for the quarter and year ending December 31, 2011:
The Company expects full year 2011 revenues to be in the range of $282.5 million to $297.5 million. The Company expects a GAAP net loss per share in the range of $0.25 to $0.50 based on basic and diluted weighted average shares outstanding of 25.7 million, and non-GAAP net income per share in the range of $0.28 to $0.53 based on diluted weighted average shares outstanding of 26.9 million. Non-GAAP net income reflects adjustments for an estimated stock-based compensation expense of $14.0 million and an estimated amortization of acquisition-related intangibles expense of $6.6 million, which are included in GAAP net income.
These statements are forward-looking and actual results may differ materially. These statements are based on information available as of November 7, 2011, and the Company assumes no obligation to publicly update or revise its financial outlook. Investors are reminded that actual results may differ from these estimates for the reasons described below and in the Company’s filings with the Securities and Exchange Commission.
Webcast Reminder
The Company will host a live webcast and conference call today, November 7, 2011 at 9:00 a.m., Eastern Time, to discuss the Company’s third quarter 2011 operating results, as well as other forward-looking information about the Company’s business. Visit the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call. Domestic callers may access the earnings conference call by dialing 877-837-3911 (International callers, dial 973-796-5063). Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 855-859-2056 and enter the pass code 22011790) until November 15, 2011 and the webcast will be archived on EnerNOC’s website for a period of three months.

About EnerNOC
EnerNOC unlocks the full value of energy management for our utility and commercial, institutional, and industrial (C&I) customers by reducing real-time demand for electricity, increasing energy efficiency, improving energy supply transparency in competitive markets, and mitigating emissions. We accomplish this by delivering world-class energy management applications including DemandSMART™, comprehensive demand response; EfficiencySMART™, data-driven energy efficiency; SupplySMART™, energy price and risk management; and CarbonSMART™, enterprise carbon management. Our Network Operations Center (NOC) continuously supports these applications across thousands of C&I customer sites throughout the world. Working with more than 100 utilities and grid operators globally, we deliver energy, ancillary services, and carbon mitigation resources that provide cost-effective alternatives to investments in traditional power generation, transmission, and distribution. For more information, visit www.enernoc.com.
Safe Harbor Statement
Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance on both a GAAP and non-GAAP basis, contracted revenues that the Company expects to earn, the Company’s ability to enhance shareholder value, the future growth and success of the Company’s clean and intelligent energy management applications and services, and the future growth of the demand response industry in general, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contracted Revenues
Contracted Revenues represent EnerNOC’s estimate of total payments that it currently expects to earn in connection with providing energy efficiency services under currently executed contractual arrangements. As of the date of this press release, EnerNOC expects the majority of this Contracted Revenue to be earned by December 31, 2013.
Assumptions Regarding Contracted Revenues:
Contracted Revenues estimated from EnerNOC’s executed contracts have been prepared by management and are based upon contractual terms and a number of assumptions, including:
— EnerNOC’s ability to deliver the energy efficiency savings that it has committed to provide; and
— EnerNOC’s contracts not being terminated, modified or delayed or becoming subject to governmental regulation that could materially and adversely affect EnerNOC’s interests
Any differences among these assumptions, other factors, and EnerNOC’s actual experiences may result in actual revenues earned in future periods differing from management’s current estimate of Contracted Revenues to be earned. In management’s view, such information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and, to the best of management’s knowledge and belief, presents the assumptions and considerations on which EnerNOC bases its belief that it can earn such Contracted Revenues.
Use of Non-GAAP Financial Measures
To supplement the financial measures presented in EnerNOC’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), EnerNOC also presents non-GAAP financial measures relating to non-GAAP net income or loss, non-GAAP net income or loss per share, adjusted EBITDA, and free cash flow.

A “non-GAAP financial measure” refers to a numerical measure of the Company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. EnerNOC provides the non-GAAP measures listed above as additional information relating to EnerNOC’s operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP and should not be considered measures of the Company’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.
The non-GAAP measures used in this press release and related conference call or webcast differ from GAAP in that they exclude expenses related to stock-based compensation, amortization expense related to acquisition-related intangible assets, as well as in certain measures, the related impact of these adjustments on the provision for income taxes. In addition, investors should note the following:
•	EnerNOC defines “non-GAAP net income (loss)” as net income (loss) before expenses related to stock-based compensation and amortization expenses related to acquisition-related intangible assets, net of related tax effects.

•	EnerNOC defines “Adjusted EBITDA” as net income (loss), excluding depreciation, amortization, stock-based compensation, interest, income taxes and other income (expense). Adjusted EBITDA eliminates items that are either not part of the Company’s core operations or do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historic cost incurred to build out the Company’s deployed network, and may not be indicative of current or future capital expenditures.

•	EnerNOC defines “free cash flow” as net cash provided by (used in) operating activities less capital expenditures. EnerNOC defines “capital expenditures” as purchases of property and equipment, which includes capitalization of internal-use software development costs. Capital expenditures for the nine months ended September 30, 2011 are disclosed in the Company’s Statement of Cash Flows in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. Capital expenditures for the three months ended September 30, 2011 are recomputed from the Company’s Statement of Cash Flows in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and the Company’s Statement of Cash Flows in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.
EnerNOC’s management uses these non-GAAP measures when evaluating the Company’s operating performance and for internal planning and forecasting purposes. EnerNOC’s management believes that such measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing the Company’s operating performance. For example, EnerNOC’s management considers non-GAAP net income (loss) to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are either not part of the Company’s core operations or are non-cash compensation expenses. In addition, EnerNOC’s management considers adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a good measure of the Company’s historical operating trend. Moreover, EnerNOC’s management considers free cash flow to be an indicator of the Company’s operating trend and performance of its business.
Source: EnerNOC, Inc.

EnerNOC, Inc.
SELECTED FINANCIAL INFORMATION
(in thousands, except for share and per share data)
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September
	30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$169,183	$162,798	$259,849	$257,467
Cost of revenues	84,351	85,062	142,079	141,164

Gross profit	84,832	77,736	117,770	116,303
Operating expenses:
Selling and marketing	14,591	12,487	39,798	33,132
General and administrative	15,960	14,254	48,172	41,155
Research and development	3,310	3,197	9,892	7,748

Total operating expenses	33,861	29,938	97,862	82,035

Income from operations	50,971	47,798	19,908	34,268
Other (expense) income, net	(2,471)	42	(2,485)	31
Interest expense	(397)	(195)	(798)	(686)

Income before income tax	48,103	47,645	16,625	33,613
Provision for income tax	(1,225)	(3,779)	(1,992)	(2,869)

Net income	$46,878	$43,866	$14,633	$30,744

Income per common share
Basic	$1.83	$1.76	$0.57	$1.25

Diluted	$1.77	$1.67	$0.55	$1.18

Weighted average number of common shares outstanding
Basic	25,683,177	24,864,755	25,491,362	24,650,453
Diluted	26,538,278	26,215,766	26,498,620	26,013,402

EnerNOC, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$77,420	$153,416
Restricted cash	93	1,537
Trade accounts receivable, net of allowance for doubtful accounts of $249 and $150 at September 30, 2011 and December 31, 2010, respectively	45,327	22,137
Unbilled revenue	101,595	73,144
Inventory	323	—
Prepaid expenses, deposits and other current assets	11,037	6,707

Total current assets	235,795	256,941
Property and equipment, net of accumulated depreciation of $47,676 and $36,309 at September 30, 2011 and December 31, 2010, respectively	38,495	34,690
Goodwill	75,023	24,653
Customer relationship intangible assets, net	30,075	2,494
Other definite-lived intangible assets, net	7,050	3,329
Indefinite-lived intangible assets	530	920
Deposits and other assets	16,258	2,872

Total assets	$403,226	$325,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$439	$111
Accrued capacity payments	88,896	65,792
Accrued payroll and related expenses	12,230	11,135
Accrued expenses and other current liabilities	12,156	9,307
Accrued acquisition contingent consideration	—	1,500
Deferred revenue	7,340	5,540
Current portion of long-term debt	7	37

Total current liabilities	121,068	93,422
Long-term liabilities
Deferred acquisition consideration	4,218	—
Accrued acquisition contingent consideration, long-term	303	—
Deferred tax liability	2,155	1,141
Deferred revenue, long-term	6,428	4,696
Other liabilities	481	514

Total long-term liabilities	13,585	6,351

Stockholders’ equity
Undesignated preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized, 26,785,657 and 25,155,067 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	27	25
Additional paid-in capital	323,257	293,942
Accumulated other comprehensive loss	(1,578)	(75)
Accumulated deficit	(53,133)	(67,766)

Total stockholders’ equity	268,573	226,126

Total liabilities and stockholders’ equity	$403,226	$325,899

EnerNOC, Inc.
Cash Flow Information
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows provided by operating activities	$16,766	$28,662
Cash flows used in investing activities	(94,088)	(10,544)
Cash flows provided by financing activities	1,861	3,473
Effects of exchange rate changes on cash	(535)	(9)

Net change in cash and cash equivalents	$(75,996)	$21,582

EnerNOC, Inc.
NON-GAAP NET INCOME AND NET INCOME PER SHARE RECONCILIATION
(Unaudited)

	Three Months Ended September 30,
	2011	2010
	(In thousands, except share and per share data)
GAAP net income	$46,878	$43,866
ADD: Stock-based compensation	3,221	3,664
ADD: Amortization expense of acquired intangible assets	2,008	353
LESS: Income tax effect on Non-GAAP adjustments(1)	—	(319)

Non-GAAP net income	$52,107	$47,564

GAAP net income per basic share	$1.83	$1.76
ADD: Stock-based compensation	0.12	0.15
ADD: Amortization expense of acquired intangible assets	0.08	0.01
LESS: Income tax effect on Non-GAAP adjustments(1)	—	(0.01)

Non-GAAP net income per basic share	$2.03	$1.91

GAAP net income per diluted share	$1.77	$1.67
ADD: Stock-based compensation	0.12	0.14
ADD: Amortization expense of acquired intangible assets	0.07	0.01
LESS: Income tax effect on Non-GAAP adjustments(1)	—	(0.01)

Non-GAAP net income per diluted share	$1.96	$1.81

Weighted average number of common shares outstanding
Basic	25,683,177	24,864,755
Diluted	26,538,278	26,215,766

	Nine Months Ended September 30,
	2011	2010
	(In thousands, except share and per share data)
GAAP net income	$14,633	$30,744
ADD: Stock-based compensation	10,488	11,668
ADD: Amortization expense of acquired intangible assets	4,533	1,109
LESS: Income tax effect on Non-GAAP adjustments(2)	—	(1,091)

Non-GAAP net income	$29,654	$42,430

GAAP net income per basic share	$0.57	$1.25
ADD: Stock-based compensation	0.41	0.47
ADD: Amortization expense of acquired intangible assets	0.18	0.04
LESS: Income tax effect on Non-GAAP adjustments(2)	—	(0.04)

Non-GAAP net income per basic share	$1.16	$1.72

GAAP net income per diluted share	$0.55	$1.18
ADD: Stock-based compensation	0.40	0.45
ADD: Amortization expense of acquired intangible assets	0.17	0.04
LESS: Income tax effect on Non-GAAP adjustments(2)	—	(0.04)

Non-GAAP net income per diluted share	$1.12	$1.63

Weighted average number of common shares outstanding
Basic	25,491,362	24,650,453
Diluted	26,498,620	26,013,402

(1)	Represents the increase in the income tax provision recorded for the three months ended September 30, 2010 based on our effective rate for the three months ended September 30, 2010, respectively. The non-GAAP adjustments would have no impact on the provision for income taxes recorded for the three months ended September 30, 2011.

(2)	Represents the reduction in the income tax benefit recorded for the nine months ended September 30, 2010 based on our effective rate for the nine months ended September 30, 2010, respectively. The non-GAAP adjustments would have no impact on the provision for income taxes recorded for the nine months ended September 30, 2011.

EnerNOC, Inc.
RECONCILIATION OF ADJUSTED EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$46,878	$43,866	$14,633	$30,744
Add back:
Depreciation and amortization	6,545	4,463	16,509	11,793
Stock-based compensation expense	3,221	3,664	10,488	11,668
Other expense (income)	2,471	(42)	2,485	(31)
Interest expense	397	195	798	686
Provision for income taxes	1,225	3,779	1,992	2,869

Adjusted EBITDA	$60,737	$55,925	$46,905	$57,729

EnerNOC, Inc.
RECONCILIATION OF FREE CASH FLOW
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net cash provided by operating activities	$8,714	$17,686	$16,766	$28,662
Subtract:
Purchases of property and equipment	(3,028)	(3,244)	(15,172)	(15,283)

Free cash flow	$5,686	$14,442	$1,594	$13,379